Year Ended October 31, 2003

John Hancock Series Trust
-  John Hancock Technology Fund
Series - 3
NAV per share - Class C      $ 3.55
NAV per share - Class I        $ 4.10


- John Hancock Small Cap Growth Fund Series - 4 NAV per share - Class C $ 7.56 NAV per share - Class I $ 8.80


John Hancock Multi Cap Growth Fund
 Series -  5
NAV per share - Class C        $ 7.24


-John Hancock Real Estate Fund Series - 7 NAV per share - Class C $ 13.48 Dividend per share NII - Class C - $0.33


-John Hancock Focused Equity Fund Series - 8 NAV per share - Class C $ 6.21 NAV per share - Class I N/A

- John Hancock Mid Cap Equity Fund Series - 9 NAV per share - Class C $ 11.33 NAV per share - Class I $ 11.35